                                                                     EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    NALCO CHEMICAL COMPANY AND SUBSIDIARIES

                                           YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                       1997    1996    1995    1994      1993
                                      ------  ------  ------  ------    ------
                                         (MILLIONS OF DOLLARS, EXCEPT
                                                   RATIOS)
Earnings:
  Income from Continuing Operations
   before income taxes, extraordinary
   items and cumulative effect of
   accounting changes................ $256.3  $229.4  $213.4  $137.8    $210.7
Adjustments
  Fixed charges, as below............   21.6    21.9    23.3    26.8      32.1
  Interest capitalized...............   (0.2)   (0.4)   (0.5)   (0.2)      --
  Minority interest in income of
   majority-owned subsidiaries that
   have fixed charges................    2.1     3.4     3.0     2.8       2.6
  Equity in earnings of affiliates...   (1.7)   (1.6)   (1.7)   (1.4)     (1.1)
  Dividends from affiliates..........    0.4     0.9     0.3     0.9       0.4
                                      ------  ------  ------  ------    ------
Earnings as adjusted................. $278.5  $253.6  $237.8  $166.7    $244.7
                                      ======  ======  ======  ======    ======
Fixed charges:
  Interest on indebtedness, including
   interest capitalized.............. $ 15.2  $ 15.3  $ 17.6  $ 22.0    $ 27.5
  Portion of rent expense
   representative of the interest
   factor............................    6.4     6.6     5.7     4.8       4.6
                                      ------  ------  ------  ------    ------
  Total fixed charges................ $ 21.6  $ 21.9  $ 23.3  $ 26.8    $ 32.1
                                      ======  ======  ======  ======    ======
  Ratio of earnings to fixed charges.   12.9    11.6    10.2     6.2(A)    7.6
                                      ======  ======  ======  ======    ======
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(A) Included in earnings for 1994 was a pretax provision of $68.2 million for formation and consolidation expenses as disclosed in Note 3 to the
    Company's 1994 consolidated financial statements. If this provision had not been made, the ratio of earnings to fixed charges would have been 8.8.